COMPANY CONTACT:	Curtis Schneekloth	FOR IMMEDIATE RELEASE
	(419) 427-4768	Aug. 5, 2010

Cooper Tire & Rubber Company Reports
Continued Strong Sales

•	Net Sales of $804 million, an increase of 27 percent
•	Operating profit of $34 million
•	Net income (attributable to Cooper Tire) of $44 million
•	Cash and cash equivalents of $379 million

Findlay, Ohio, Aug. 5, 2010 - Cooper Tire & Rubber Company (NYSE:CTB) today reported net income of $44 million for the quarter ended June 30, 2010, a $57 million improvement from the same period in 2009.  Net sales were $804 million, an increase of $172 million, or 27 percent, from the prior year. Operating profit was $34 million for the quarter, a $7 million decrease compared with $41 million in 2009. The Company reported net income of 70 cents per share during the quarter on a diluted basis.

Results during the quarter included restructuring charges of $7 million, primarily related to the closure of the Albany, Ga., facility, a decrease of $1 million from the second quarter of 2009.   During the quarter the Company recorded a $25 million benefit, net of income taxes, from discontinued operations. This benefit related to the final disposition of matters for Cooper Standard Automotive.  This compares to a $37 million charge to discontinued operations during the second quarter of 2009.  Excluding discontinued operations, restructuring charges, and adjusting for the non-recurrence of a $10 million pension curtailment benefit in 2009, net income attributable to the Company was approximately $3 million better than the prior year.

When compared to the prior year improved volumes and increased utilization of manufacturing capacity contributed favorably to earnings.  The relationship of net price and mix to raw materials, and the non-recurrence of a benefit recorded during the prior year second quarter for the curtailment of pension-related costs were unfavorable.

Through the first six months of 2010, Cooper generated $1.6 billion in net sales, compared with $1.2 billion during the same period in the prior year.  Net income attributable to Cooper Tire & Rubber Company was $56 million during the same period, compared to a net loss of $34 million in 2009.

The Company ended the quarter with $379 million of cash and cash equivalents, an increase of $77 million from the prior year balance of $302 million.

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On July 27, 2010, the Company filed an 8-K regarding the necessity to file amended financial statements to correct the accounting treatment of Noncontrolling shareholder interest.  These changes did not impact operating profit, cash flows or cumulative earnings per share for the Company.  More information on this matter can be found in the filing with the SEC.

North American Tire Operations

North American Tire Operations sales were $575 million during the second quarter, up from 2009 net sales of $427 million.  Total light vehicle tire shipments for Cooper's North America segment in the United States increased by 25 percent, outpacing the total industry shipment increase of 7 percent reported by the Rubber Manufacturers Association.  This improvement occurred across nearly all product segments as the Company was able to increase market share.  Sales also increased as the impact of price and mix was favorable on the top line.

Operating profit was $20 million for the second quarter, a decrease of $8 million when compared with the same period in 2009.  Favorable pricing and mix of $43 million was more than offset by $83 million of increased raw material costs.  Higher volumes improved results by $19 million.  Manufacturing operations improved by a net $10 million, driven by increased capacity utilization.  Restructuring charges decreased by $2 million.

For the six months ended June 30, 2010, the segment had operating profit of $33 million, a $9 million improvement compared with the first six months of 2009.

International Tire Operations

The Company's International Tire Operations reported $312 million in net sales, an increase of $55 million, or 21 percent, compared with the prior year same quarter.  This result reflected both increased volumes and positive price and mix. Asian operations increased sales volumes by 24 percent, while European operations reported flat shipments compared to the prior year.

The segment's operating profit increased to $21 million for the second quarter, an improvement of $2 million from the prior year.  Favorable price and mix of $36 million were more than offset by higher raw material costs of $48 million.  Increased volumes of $8 million, better production utilization and manufacturing costs of $3 million and other costs including currency impacts were favorable by $3 million.

For the six months ended June 30, 2010, the segment had operating profit of $43 million, a $27 million improvement over the first six months of 2009.

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Management Commentary and Outlook

Roy Armes, Chief Executive Officer, commented, “While we were pleased with the improved volumes and capacity utilization during the second quarter of 2010, we are still committed to making improvements to the operations.  We believe the second quarter included the greatest pressure during the year on margins from the relationship between prices and elevated raw material costs. Our price increase of up to 7.5 percent was effective June 1, 2010, and will take full effect in the third quarter.  We expect that raw material costs will continue to be elevated, but stable, during the remainder of the year.  We are pleased with the direction and benefits of the actions we have taken to position ourselves for growth. The recovery in demand for the global tire industry began in the second half of 2009 and will present more challenging comparables for growth during the second half of 2010. Demand for our products should continue to be strong. Our focus remains on profitable top line growth, improving our global cost structure and developing organizational capabilities while prudently managing our resources.  We are confident about our abilities and have a proven history of successful execution.  These factors and industry conditions leave us cautiously optimistic toward future results."

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11 a.m. Eastern time.  Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s Web site at www.coopertire.com.

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car and light truck tires and has subsidiaries that specialize in medium truck, motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world. For more information on Cooper Tire, visit www.coopertire.com, www.facebook.com/coopertire, or twitter.com/coopertire.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact.  Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

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It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world;
•	the failure to achieve expected sales levels;
•	consolidation among the Company's competitors and customers;
•	technology advancements;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in interest and foreign exchange rates;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions;
•	volatility in raw material and energy prices, including those of steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	increased competitive activity including actions by larger competitors or low-cost producers;
•	the inability to recover the costs to develop and test new products or processes;
•	the risks associated with doing business outside of the United States;
•
changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;

•	government regulatory initiatives;
•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers or suppliers;
•	litigation brought against the Company including products liability;
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;
•	changes to the credit markets and/or access to those markets;
•	inaccurate assumptions used in developing the Company’s strategic plan or the inability or failure to successfully implement the Company’s strategic plan;
•	inability to adequately protect the Company’s intellectual property rights;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	inability to use deferred tax assets;

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•	recent changes to tariffs on certain tires imported into the United States from the People's Republic of China;
•	and changes in the Company’s relationship with joint venture partners.

It is not possible to foresee or identify all such factors.  Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission.

(Statements of income and balance sheets follow…)

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Cooper Tire & Rubber Company
Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)

	Quarter Ended			Six Months Ended
	June 30			June 30
	2009		2010	2009		2010

Net sales	$631,729		$803,959	$1,203,137		$1,558,402
Cost of products sold	531,269		708,577	1,052,408		1,377,848
Gross profit	100,460		95,382	150,729		180,554

Selling, general and administrative	50,278		54,274	95,384		98,879
Restructuring charges	8,709		7,426	23,061		15,038
Settlement of retiree medical case	-		-	7,050		-
Operating profit	41,473		33,682	25,234		66,637

Interest expense	12,097		9,149	24,752		17,879
Interest income	(1,105)		(771)	(2,480)		(1,984)
Other income	(1,249)		(988)	(2,072)		(1,225)
Income from continuing operations, before income taxes	31,730		26,292	5,034		51,967

Income tax expense (benefits)	967		1,247	(2,806)		8,990

Income from continuing operations	30,763		25,045	7,840		42,977

Income (loss) from discontinued operations, net of income taxes	(37,085)		25,126	(37,449)		24,366

Net income (loss)	(6,322)		50,171	(29,609)		67,343

Net income attributable to noncontrolling shareholders' interests	6,638		6,094	4,618		11,690

Net income (loss) attributable to Cooper Tire & Rubber Company	$(12,960)		$44,077	$(34,227)		$55,653

Basic earnings (loss) per share:
Income from continuing operations available to Cooper Tire & Rubber Company common stockholders	$0.52	1	$0.31	$0.15	1	$0.51
Income (loss) from discontinued operations	(0.63)		0.41	(0.64)		0.40
Net income (loss) available to Cooper Tire & Rubber Company common stockholders	$(0.11	) 1	$0.72	$(0.49	) 1	$0.91

Diluted earnings (loss) per share:
Income (loss) from continuing operations attributable to Cooper Tire & Rubber Company	$0.51	1	$0.30	$0.14	1	$0.50
Income (loss) from discontinued operations	(0.62)		0.40	(0.63)		0.39
Net income (loss) available to Cooper Tire & Rubber Company common stockholders	$(0.11	) 1	$0.70	$(0.48	) 1,2	$0.89

Weighted average shares outstanding
Basic	58,958		61,292	58,950		61,104
Diluted	59,803		62,609	59,610		62,453
Depreciation	$30,795		$29,132	$61,346		$58,991
Amortization	$547		$496	$1,113		$997
Capital expenditures	$25,389		$29,584	$42,306		$45,048

Segment information
Net sales
North American Tire	$427,333		$574,968	$866,650		$1,106,685
International Tire	257,182		312,156	423,394		605,713
Eliminations	(52,786)		(83,165)	(86,907)		(153,996)

Segment profit (loss)
North American Tire	27,951		19,680	24,331		33,282
International Tire	19,204		20,528	16,383		43,078
Eliminations	(786)		42	(1,059)		(467)
Unallocated corporate charges	(4,896)		(6,568)	(14,421)		(9,256)

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CONSOLIDATED BALANCE SHEETS

	June 30
	2009		2010

Assets
Current assets:
Cash and cash equivalents	$302,459		$379,082
Accounts receivable	367,337		459,177
Inventories	377,080		387,350
Other current assets	65,008		51,761
Total current assets	1,111,884		1,277,370

Net property, plant and equipment	886,549		835,682
Restricted cash	2,310		2,261
Intangibles and other assets	85,206		111,189
	$2,085,949		$2,226,502

Liabilities and Equity
Current liabilities:
Notes payable	$161,083		$155,891
Trade payables and accrued liabilities	449,535		527,898
Income taxes	2,342		4,725
Liabilities of discontinued operations	35,568		-
Current portion of long-term debt	118,841		5,019
Total current liabilities	767,369		693,533

Long-term debt	325,469		326,853
Postretirement benefits other than pensions	246,170		238,533
Pension benefits	263,940		259,469
Other long-term liabilities	123,583		177,913
Long-term liabilities of discontinued operations	9,905		-
Redeemable noncontrolling shareholders' interest	62,720	1	60,344
Equity	286,793	1	469,857
	$2,085,949		$2,226,502

1  Amounts have been restated
2  Amounts do not add due to rounding.
These interim statements are subject to year-end adjustments.